Exhibit 99.1

Redpoint Announces Generally Recognized As Safe (GRAS) Determination For RP44 Sweetness Enhancer

Company achieves $500,000 milestone

EWING, N.J., November 3, 2010 — Redpoint Bio Corporation (OTCBB: RPBC), a company focused on the development of healthier foods and beverages and new approaches to the treatment of diabetes and obesity, today announced that it has achieved a $500,000 milestone resulting from FEMA GRAS approval of RP44, the all-natural sweetness enhancer that Redpoint licensed to International Flavors & Fragrances Inc. (NYSE: IFF) in June 2010.

The milestone was achieved upon IFF’s notification by the Flavor and Extract Manufacturers Association (FEMA) that the all-natural sweetness enhancer, RP44, had been determined to be Generally Recognized As Safe (GRAS) under the provisions of the Federal Food, Drug and Cosmetic Act, administered by the United States Food and Drug Administration (FDA). FEMA GRAS status establishes an ingredient as safe under the conditions of intended use as a flavoring material. This status is recognized in many countries outside the U.S. and potentially contributes towards regulatory acceptance in others.  Pursuant to the terms of the license agreement, Redpoint would be due an additional $500,000 milestone if IFF enters into a supply agreement subject to certain commercial criteria.

“We look forward to the completion of the commercialization process and thus, adding RP44 to our portfolio of Health & Wellness solutions for our customers.  Receiving the GRAS certification is an important milestone in that process,” says Mark Dewis, VP R&D, Flavors for IFF.

Background: RP44

In June 2009, Redpoint announced that its researchers had identified an all-natural, non-caloric sweetness enhancer called RP44. Derived from the stevia plant, RP44 amplifies the existing sugary sweetness in a food or beverage so that less sweetener is required, while retaining the “clean sweet taste” that is associated with sugar.

About Redpoint Bio Corporation

Redpoint’s understanding of the biology of taste and its relationship to metabolism, satiety, and diabetes impact both the development of healthier foods and potentially, new approaches for treating diabetes and obesity. Redpoint is developing taste modulators for the food and beverage industry with the aim of enhancing sweet and savory flavors in food and beverage products which can lead to reductions in added sugar and salt. The development of healthier and more tasteful food can contribute to improving the overall health of the world’s population, since many modern diseases are related to excess dietary sugar and salt. Recent scientific research suggests that many of the same taste-signaling components found on the tongue are also expressed as part of a nutrient-sensing system located in the gastrointestinal tract which could lead to new opportunities for the discovery of novel diabetes or obesity therapeutics. For more information, please visit the Company’s website at www.redpointbio.com.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF), is a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products. The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 32 countries worldwide. For more information, please visit the Company’s website at www.iff.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to, among other factors, the uncertain economic viability of production of RP44 on a commercial scale, the Company’s inability to enter into additional collaboration agreements or raise additional capital to sustain operations, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food and beverage, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

SOURCE: Redpoint Bio Corporation

Redpoint Bio

Scott Horvitz, 609-637-9700, ext. 207

Chief Financial Officer

shorvitz@redpointbio.com

or

The Trout Group (for Redpoint Bio):

Lee M. Stern 646-378-2922

or

Redington, Inc.
Thomas Redington, 212-926-1733